Amalgamated Financial Corp. Declares Regular Quarterly Dividend NEW YORK, January 23, 2024 – (Globe Newswire) -- Amalgamated Financial Corp. (“Amalgamated” or the “Company”) (Nasdaq: AMAL) today announced that its Board of Directors has declared a regular dividend to common stockholders of $0.10 per share, payable by the Company on February 23, 2024, to stockholders of record on February 6, 2024. The amount and timing of any future dividend payments to stockholders will be subject to the discretion of the Board of Directors. About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of September 30, 2023, our total assets were $7.9 billion, total net loans were $4.3 billion, and total deposits were $7.0 billion. Additionally, as of September 30, 2023, our trust business held $39.6 billion in assets under custody and $13.9 billion in assets under management. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172 Source: Amalgamated Financial Corp.